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                OPTION FOR VARIABLE ADDITIONAL INSURANCE RIDER

                      Metropolitan Life Insurance Company

THE AMOUNT OR DURATION OF THE DEATH BENEFIT PROVIDED BY THIS RIDER IS VARIABLE AND MAY INCREASE OR DECREASE BASED ON SEPARATE ACCOUNT PERFORMANCE. SEE THE VARIABLE ADDITIONAL INSURANCE DEATH BENEFIT PROVISION.

THE CASH VALUE OF EACH INVESTMENT DIVISION OF THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT INVESTMENT DIVISION AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED.

IF THIS RIDER IS ADDED AFTER THE POLICY IS ISSUED, THE WAITING PERIODS FOR INCONTESTABILITY AND SUICIDE ARE DIFFERENT FROM THOSE IN THE POLICY AND BEGIN ON THE ISSUE DATE OF THIS RIDER.

This Rider is a part of the Policy if it is listed on the Policy Specifications page; or on the Policy Specifications for Policy Change page. A copy of the application for this Rider is attached to and made part of the Rider. This Rider provides an additional dividend option. While this option is in effect, we will use the annual dividends credited to your policy to buy variable life insurance.

DEFINITIONS ISSUE DATE OF THIS RIDER. The Issue Date of this Rider is shown on the Policy Specifications page or Policy Specification for Policy Change page. It is the effective date of this Rider.

            DIVIDENDS. Dividends mean all dividends credited under your policy, except for dividends credited to an Option to Purchase Additional Insurance Rider. They include any dividends from any optional benefit Rider in your policy, as well as any dividend amounts transferred or converted from other dividend options.

            ALLOCATION DATE. The Allocation Date is the date the first dividend under this option is applied to the Separate Account or Fixed Account.

            VALUATION DATE. A Valuation Date is each day on which the New York Stock Exchange is open for trading. We reserve the right, on 30 days notice, to change the basis for such Valuation Date, as long as the basis is not inconsistent with applicable law and with the approval of the
            Superintendent of the New York Insurance Department.

            VALUATION PERIOD. A Valuation Period is the period between two successive Valuation Dates starting at 4:00 P.M., New York City time, on each Valuation Date and ending at 4:00 P.M.,
            New York City time, on the next succeeding Valuation Date. We reserve the right, on 30 days notice, to change the basis for such Valuation Period as long as the basis is not inconsistent with applicable law.

            SEPARATE ACCOUNT. The Separate Account is Metropolitan Life Separate Account UL.

            INVESTMENT DIVISIONS. The Investment Divisions are part of the Separate Account. Each division holds a separate class (or series) of stock of a designated investment company or companies.
            Each class of stock represents a separate portfolio of an investment company.

            The Investment Divisions available on the Issue Date of this Rider are shown in the application for this Rider. We may from time to time make other Investment Divisions available to you. We will provide you with written notice of all material details including investment objectives and all charges.

            FIXED ACCOUNT. The Fixed Account is the account to which we apply the dividends that you allocate to the Fixed Account. Interest will be credited at a rate not less than the Fixed Account
            Guaranteed Interest Rate shown on the Option for Variable Additional Insurance Rider Schedule
            (called "Schedule"). Interest is compounded daily. The Fixed Account is part of our general account.

            LOAN COLLATERAL ACCOUNT. The Loan Collateral Account is the account to which we will transfer any cash value from the Fixed and Separate Accounts needed as collateral for a policy loan.

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
         CASH VALUE. The Cash Value is the sum of: (a) the value of the Fixed Account; (b) the value in each investment division of the Separate Account; and (c) the value of the Loan Collateral
         Account.

         CONDITIONAL GUARANTEED DEATH BENEFIT. The Conditional Guaranteed Death Benefit is the
         amount of death benefit needed to prevent the Policy from becoming a Modified Endowment
         Contract under the Internal Revenue Code due to a decrease in death benefit because of adverse investment performance during any 7-year pay test period. It protects you from the adverse tax consequences associated with the Policy being treated as a Modified Endowment Contract instead of a life insurance policy as defined by the Internal Revenue Code. After the first seven years, your death benefit during any 7-year pay test period will not be less than your death benefit at the beginning of that 7-year test period. The amount of the Conditional Guaranteed
         Death Benefit is determined at the beginning of any 7-year pay test period by dividing the cash value of this Rider by the appropriate Net Single Premium. Any Cash withdrawal under this option will reduce or eliminate the Conditional Guaranteed Death Benefit. This guarantee will also end if your policy becomes a Modified Endowment Contract for any other reason.

         NET SINGLE PREMIUMS. Net Single Premiums are used to calculate the amount of variable additional insurance under this benefit. The net single premiums are shown in the Table of Net
         Single Premiums For Each $1000 Of Death Benefit.

         COST OF INSURANCE CHARGE. A Cost of Insurance Charge is deducted each month from the Cash
         Value of the Fixed Account and the Investment Divisions. These charges will be based on the
         Insured's attained age, sex and underwriting class. We may change these charges, but they will never be more than the guaranteed monthly percentages shown in the Table of Guaranteed
         Maximum Cost of Insurance Charges. The method of computing these charges is on file with the
         Superintendent of the New York Insurance Department.

         OTHER CHARGES. Mortality and expense risks charge and any transfer fee charge are shown on the Schedule.

         CASH VALUE. The Cash Value is calculated as follows:

         1. The cash value in the Fixed Account on the preceding valuation date credited with interest for the current valuation period; plus

         2. The cash value in each Investment Division on the preceding valuation date multiplied by the experience factor for the current valuation period; plus

         3. The cash value in the Loan Collateral Account on the preceding valuation date credited with interest for the current valuation period; plus

         4. Any dividend applied during the current valuation period and allocated to the Fixed
            Account and any Investment Division; plus

         5. Any cash value transferred to the Fixed Account from an Investment Division during the current valuation period; plus

         6. Any cash value transferred to the Loan Collateral Account from the Fixed Account or an
            Investment Division; plus

         7. Any cash value transferred to an Investment Division from the Fixed Account or another
            Investment Division during the current valuation period; less

         8. Any cash value transferred from the Loan Collateral Account to the Fixed Account or an
            Investment Division; less

         9. Any cash value transferred from the Fixed Account to an Investment Division during the current valuation period; less

         10. Any cash value transferred from an Investment Division to the Fixed Account or another
             Investment Division during the current valuation period; less

         11. Any cash withdrawals from the Fixed Account and Investment Divisions during the current valuation period; less

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
           12. The portion of any Monthly Deduction not deducted during the current Valuation Period or any accrued Monthly Deductions not deducted during a prior Valuation Period due to insufficient Cash Value in the Investment Divisions and the Fixed Account; less

           13. The portion of any monthly Cost of Insurance and Separate Account charges deducted from the Fixed Account and each Investment Division during the current valuation period.

EXPERIENCE 1. The "experience factor" for a valuation period is the net asset value per Investment
FACTOR        Company share at the end of the current valuation period; plus

           2. The per share amount of any investment dividend or capital gain paid by the investment company during the current valuation period; less

           3. Any per share charge for taxes or any reserve for taxes.

           This amount is then divided by the net asset value per investment company share at the end of the preceding valuation period.

VARIABLE   We will use your dividends to buy variable life insurance that will be included in the insurance
ADDITIONAL proceeds payable on the death of the Insured. The amount of insurance is subject to change on
INSURANCE  each Valuation Date. We determine the amount of the death benefit on the date of death of the
DEATH      Insured as follows:
BENEFIT

           1. On the Allocation Date, we take the sum of all dividend amounts and then divide by the applicable Net Single Premium at the Insured's attained age to provide the variable additional insurance death benefit.

           2. For each day in the Valuation Period until another dividend amount is credited, the variable additional insurance death benefit is the Cash Value divided by the Net Single Premium for that day. If the Conditional Guaranteed Death Benefit is larger, we will pay that amount instead.

           3. On a policy anniversary, we take all the dividends credited on that anniversary and add them to the Cash Value of the variable additional insurance determined on the last
              Valuation Date of the last policy year and then divide that sum by the Net Single Premium for the Insured's attained age. This is the total variable additional insurance death benefit for the first day of the new policy year.

MONTHLY    Each month the following amounts will be deducted from the Cash Value of this Rider:
DEDUCTION

           1. Cost of Insurance Charge;

           2. Mortality and expense risks charge; and

           3. Any accrued Monthly Deductions.

           You may choose to have the Monthly Deduction charged proportionately to the Fixed Account and each Investment Division of the Separate Account or all to the Fixed Account. If you choose to have the Monthly Deduction charged to the Fixed Account and its value is not sufficient, the remainder will be charged proportionately to each Investment Division of the Separate Account.

           If during any month the Cash Value, less the Loan Collateral Account, is less than the Monthly
           Deduction, the uncollected amount will accrue without interest until the Cash Value, less the
           Loan Collateral Account, is large enough to cover the accrued Monthly Deduction. Accrued
           Monthly Deductions will reduce the Cash Value and Death Benefit under this Rider.

LOAN       The Cash Value of this Rider is available as part of the collateral for loan under the Policy. Any cash value needed as collateral for a policy loan will be transferred into the Loan Collateral
           Account. It will be credited with interest at a rate of not less than the Loan Collateral Interest
           Rate shown on the Schedule.

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
SEPARATE   Metropolitan Life Separate Account UL is an investment account set up and kept by us, apart
ACCOUNT    from our general account or other separate investment accounts. It is used for variable additional insurance and for other policies and contracts as permitted by law.

           We own the assets of the Separate Account. Assets equal to our reserves and other liabilities of the Separate Account will not be charged with the liabilities that arise from any other business that we conduct. We may from time to time transfer to our general account assets in excess of such reserves and liabilities.

           Income and realized and unrealized gains or losses from the assets of the Separate Account are credited to or charged against the Separate Account without regard to our other income, gains or losses.

           The Separate Account will be valued at the end of each Valuation Period, but at least monthly.

OUR RIGHT  We reserve the right to make certain changes if, in our judgment, they would best serve the
TO MAKE    interests of the owners of benefits such as this one, or would be appropriate in carrying out the
CHANGES    purposes of such benefits. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and the approval of any appropriate regulatory authority.

           Some examples of the changes we may make include:

           1. To operate the Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

           2. To take any action necessary to comply with or obtain any exemptions from the Investment
              Company Act of 1940.

           3. To transfer any assets in the Investment Division to one or more separate accounts, or to our general account, or to add Investment Divisions to the Separate Account.

           4. To substitute, for the investment company shares held in the Investment Division, the shares of another class of the investment company or the shares of another investment company or any other investment permitted by law.

           5. To change the way we assess charges, but without increasing the aggregate charged to the
              Separate Account.

           6. To make any other necessary technical changes in this benefit in order to conform to any action this provision permits us to take.

           If any of these changes result in a material change in the underlying investments of the Separate
           Account, we will notify you of such change. If you have funds allocated to that division, you may then make a new choice of Investment Divisions.

RIGHT TO   You may change the allocation of future dividends to the Fixed Account and the Investment
CHANGE     Divisions of the Separate Account. You must allocate at least 1% of the dividends to each
ALLOCATION alternative you choose. Percentages must be in whole numbers. (For example, 33 1/3% may not be chosen.) You must notify us in writing, or by other means as determined by us, of a change in allocation. The change will take effect immediately upon receipt at our Designated Office.

           You may also change the allocation of the Cash Value. To do this, you may transfer amounts among the alternatives at any time, but we reserve the right to limit transfers to and from the
           Fixed Account. While we do not impose a charge currently, in the future (depending on the volume and amount of transfers), a transfer charge of not more than the charge shown on the
           Schedule for each transfer may be deducted from the Cash Value from which amounts are transferred proportionately among the Fixed Account and the Investment Divisions of the
           Separate Account when each transfer is made. However, no charge will be assessed for transfers arising from policy loans and loan repayments or from an automatic investment strategy.
           Transfers must be in either dollar amounts or a percentage in whole numbers. The minimum amount that may be transferred is shown on the Schedule or, if less, the entire value in an
           Investment Division of the Separate Account or the entire value in the Fixed Account. There is no limit on the number of transfers among the Investment Divisions of the Separate Account.
           The change will take effect on the date we receive written notice from you at our designated office. No restrictions on transfers will apply it you have selected an automatic investment strategy.

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
WITHDRAWALS      You may withdraw all or part of the Cash Value of this option at any time, except for any Cash
                 Value needed as collateral for a policy loan. To do so, you must send us a written request. A withdrawal will reduce the amount of variable additional insurance payable as of the date of withdrawal. The reduced amount of insurance will be the amount of additional insurance that the remaining Cash Value, if any, will buy at the net single premium for the Insured's sex and attained age on the date of withdrawal.

DEFERMENT        We reserve the right to defer the calculation and payment of the variable additional insurance benefit under certain circumstances. Generally, it will not be practical for us to determine the value of an Investment Division of the Separate Account during any period when the New York
                 Stock Exchange is closed for trading (except for customary weekend and holiday closings) or when the Securities and Exchange Commission restricts trading or determines an emergency exists. In these cases, we reserve the right to defer: (a) the determination, application, or payment of a cash withdrawal; (b) the determination or payment of a loan (except when used to pay premiums on policies issued by us); (c) the transfer of a cash value amount; and (d) the payment of the variable additional insurance as part of the Policy's insurance proceeds. We may also defer paying a cash withdrawal, a loan (except when used to pay premiums on policies issued by
                 us) or transferring cash from the Fixed Account for up to 6 months from the date we receive your request.

                 If payment is deferred for more than 10 working days, it will be credited with interest from the date your written request was received by us at our Designated Office unless the amount of interest would be less than $25.00.

NON-PAYMENT      If your policy lapses, we will automatically transfer the cash value of the Investment Divisions
OF POLICY        to the Fixed Account.
PREMIUMS

REINSTATEMENT    If your policy has ended because premiums due were not paid before the end of the grace period, you may reinstate this Rider when you reinstate your policy.

AGE AND          If the Insured's age or sex on the Issue Date of this Rider is not correct, we will recalculate the
SEX              amount of variable additional insurance by using the Cost of Insurance Charges and the Net
                 Single Premiums applicable to the Insured's correct age and sex.

INCONTESTABILITY We cannot contest this Rider with respect to material misrepresentations made in the application after it has been in force during the life of the Insured for two years.

SUICIDE          If the Insured dies by suicide within two years from the Issue Date of this Rider, this Rider will
EXCLUSION        terminate and no benefits will be payable under this Rider.

ANNUAL           Each year we will send you a report showing the current amount of variable additional insurance
REPORTS          and Cash Value. The report will also show the amount and type of credits to and deductions from the cash value during the past year. It will also include any other information required by state laws and regulations.

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
TERMINATION Your dividends will continue to buy variable additional insurance under this Rider until the earlier of:

            1. The monthly anniversary on or following receipt at our Designated Office of your written request, in a form acceptable to use, to terminate this Rider or to change to another dividend option; and

            2. The date the Policy lapses for nonpayment of premiums or otherwise terminates.

            We will then pay you any remaining Cash Value, less any amount needed to repay a loan.

The Issue Date and effective date of this Rider and the Policy are the same unless another Issue Date is shown on the Policy Specifications for Policy Change page.

                                             METROPOLITAN LIFE INSURANCE COMPANY


                                                      /s/ Gwenn L. Carr
                                             -----------------------------------
                                                          SECRETARY

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            OPTION FOR VARIABLE ADDITIONAL INSURANCE RIDER SCHEDULE

INSURED:                                  [JOHN DOE]

POLICY NUMBER:                            [SPECIMEN]

FIXED ACCOUNT GUARANTEED INTEREST RATE    4.0%

MORTALITY AND EXPENSE RISKS CHARGE        [.0415710%] OF THE CASH VALUE OF THE
                                          SEPARATE ACCOUNT

MAXIMUM TRANSFER CHARGE                   $25.00

MINIMUM TRANSFER AMOUNT                   $50.00

LOAN COLLATERAL INTEREST RATE

   RIDER YEARS 1-10                       5.50%

   RIDER YEARS 11-20                      5.75%

   THEREAFTER                             6.00%

We have the right to change the rate of interest for amounts applied to the Fixed Account, but the rate will not be less than the Fixed Account Guaranteed Interest Rate. Any change in the rate is not guaranteed. We have the right to change the Cost of Insurance Rates, but the rates will not be greater than those shown in the Table of Guaranteed Maximum Cost of Insurance Charges. We also have the right to change the cost of the Mortality and Risk Expense Charge but the charge will not be more than the maximum charges shown above. It is possible that the actual Cash Value will be less than that illustrated.

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         TABLE OF NET SINGLE PREMIUMS FOR EACH $1000 OF DEATH BENEFIT

AGE                  RATE            AGE             RATE            AGE             RATE
---             --------------  --------------  --------------  --------------  --------------
35                      248.93        64                581.39        93                896.04
36                      257.36        65                594.26        94                901.27
37                      266.07        66                607.03        95                906.20
38                      275.05        67                619.80        96                910.67
39                      284.29        68                632.64        97                914.96
40                      293.79        69                645.57        98                919.05
41                      303.56        70                658.66        99                922.89
42                      313.56        71                671.81       100                926.40
43                      323.79        72                685.03       101                929.40
44                      334.21        73                698.04       102                932.39
45                      344.79        74                710.93       103                935.40
46                      355.55        75                723.78       104                938.48
47                      366.51        76                736.50       105                941.76
48                      377.67        77                749.11       106                944.97
49                      389.17        78                761.52       107                948.09
50                      401.01        79                773.63       108                951.13
51                      413.13        80                785.33       109                954.08
52                      425.52        81                796.63       110                956.95
53                      438.09        82                807.46       111                959.72
54                      450.80        83                817.93       112                962.41
55                      463.58        84                828.09       113                965.01
56                      476.39        85                837.94       114                967.51
57                      489.23        86                847.27       115                969.93
58                      502.12        87                856.03       116                972.27
59                      515.21        88                864.17       117                974.53
60                      528.47        89                871.65       118                976.85
61                      541.82        90                878.48       119                980.64
62                      555.15        91                884.67       120              1,000.00
63                      568.36        92                890.51

THE NET SINGLE PREMIUM ON A DATE DURING A POLICY YEAR IS DETERMINED BY INTERPOLATION BETWEEN THE VALUES FOR THE ANNIVERSARIES IMMEDIATELY PRECEDING AND IMMEDIATELY FOLLOWING THAT DATE.

             TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE CHARGES

                  GUARANTEED                      GUARANTEED                      GUARANTEED
                   MAXIMUM                         MAXIMUM                         MAXIMUM
                   MONTHLY                         MONTHLY                         MONTHLY
AGE               PERCENTAGE         AGE          PERCENTAGE         AGE          PERCENTAGE
---             --------------  --------------  --------------  --------------  --------------
35                    0.050100        64              0.145200        93              0.246200
36                    0.050600        65              0.150300        94              0.246500
37                    0.051100        66              0.153900        95              0.247700
38                    0.052600        67              0.156400        96              0.247000
39                    0.053800        68              0.158600        97              0.246400
40                    0.055300        69              0.159900        98              0.245800
41                    0.057700        70              0.162200        99              0.245500
42                    0.060500        71              0.164500       100              0.245800
43                    0.064000        72              0.169700       101              0.244100
44                    0.068100        73              0.173700       102              0.242000
45                    0.072100        74              0.176700       103              0.239600
46                    0.075100        75              0.180400       104              0.236500
47                    0.078300        76              0.183700       105              0.234100
48                    0.078200        77              0.187700       106              0.231500
49                    0.078400        78              0.192500       107              0.228700
50                    0.079900        79              0.197900       108              0.225600
51                    0.082000        80              0.202900       109              0.222300
52                    0.085800        81              0.208300       110              0.218600
53                    0.089900        82              0.212300       111              0.214800
54                    0.095300        83              0.215600       112              0.210500
55                    0.101300        84              0.218700       113              0.206000
56                    0.106500        85              0.223000       114              0.201100
57                    0.111600        86              0.227500       115              0.195800
58                    0.113800        87              0.232000       116              0.190000
59                    0.116600        88              0.236200       117              0.183800
60                    0.120300        89              0.240100       118              0.175900
61                    0.125600        90              0.243500       119              0.163000
62                    0.132100        91              0.244800       120                     0
63                    0.139000        92              0.245700

MONTHLY COST OF INSURANCE CHARGES IS ASSESSED AS A PERCENTAGE OF THE BEGINNING OF MONTH CASH VALUE. MONTHLY COST OF INSURANCE CHARGES WILL NEVER BE LESS THAN $0.01.